Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Signs Definitive Agreement to Acquire Innovativ
•	$260 Million Solutions Provider Will Establish Significant Relationship for Agilysys with Sun Microsystems

•	Strong Presence in Financial Services and Telecommunications Industries

•	Further Diversifies Agilysys Supplier, Revenue and Customer Base
BOCA RATON, Fla. — May 25, 2007 — Agilysys, Inc. (NASDAQ: AGYS), a leading provider of IT solutions, today announced it has entered a definitive agreement to acquire Innovativ Systems Design, Inc., a privately held company based in Edison, N.J. At approximately $260 million in revenues, Innovativ is the largest U.S. commercial reseller of Sun Microsystems servers and storage products.
Innovativ is an integrator and value-added reseller of servers, enterprise storage management products and professional services. The company designs, implements and deploys complex, large-scale IT infrastructure solutions, acting as a single hardware, software and services source for its enterprise customers. Employing an experienced team of senior technology and business experts, Innovativ also offers a broad portfolio of proprietary professional services to support its customer solutions. With the company’s Sun relationship and strong presence in financial services and telecommunications, the acquisition will further diversify Agilysys’ supplier mix, establish new markets and broaden the company’s customer base.
Over the trailing 12 months ended March 31, 2007, Innovativ generated revenues of approximately $256 million and earnings before interest, taxes, depreciation and amortization (“EBITDA”) in excess of $20 million.
Innovativ’s achievements have earned it a ranking of 132 in the VARBusiness 500 in 2006 and, as recipient of the 2005 VARBusiness Top Revenue Generator Award, the company is recognized as one of North America’s top solution providers and one of only 17 honored by the magazine.
The purchase price of $100 million will be funded by cash on hand. In addition, Agilysys will pay an earn-out of two dollars for every dollar of EBITDA greater than $50 million in cumulative EBITDA over the first two years after closing. The earn-out will be limited to a maximum payout of $90 million.
The acquisition is expected to close on or around July 1, 2007, subject to, among other things, the satisfaction of customary closing conditions.
“The acquisition of Innovativ will establish a new and significant relationship between Sun and Agilysys,” said Arthur Rhein, chairman, president and chief executive officer of Agilysys. “Moreover, the addition of Sun expands Agilysys’ offerings to include four of the most pervasive computer technology suppliers: EMC, HP, IBM and Sun.”
Tony Mellina, chief executive officer of Innovativ, said, “Our employees are excited to join Agilysys, a recognized leader in IT solutions. Together, the organizations will leverage their combined resources and talents to benefit our customers.” Mellina will become senior vice president and lead the company’s newly created Agilysys Sun Technology Solutions business unit.

Rhein added that the acquisition of Innovativ is an important step in continuing Agilysys’ growth as one of the leading providers of IT solutions to the corporate and public sectors. The acquisition is also consistent with announced plans to use proceeds from the sale of its former distribution business to fund growth organically and through acquisition.
Based on its growth plans, the company has established several long-term financial goals, including:
•	Grow sales from approximately $500 million to $1 billion within two years and to $1.5 billion in three years;

•	Target gross margins in excess of 20% and EBITDA margins of 6% within three years;

•	While in the near term return on invested capital will be diluted due to acquisitions and legacy costs, the company continues to target long-term return on capital of 15%.
Following the close of the Innovativ acquisition and including the company’s recent acquisition of Stack Computer, Agilysys will have pro forma revenues in excess of $800 million.
Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys’ actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys’ subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys’ long-term financial goals, anticipated revenue gains, sales volume, margin improvements, cost savings, capital expenditures, depreciation and amortization, and new product introductions.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys’ competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate and derive performance from acquisitions, strategic alliances, and joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys’ actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2006. Interested persons can obtain it free at the Securities and Exchange Commission’s website, www.sec.gov.
About Innovativ
Based in Edison, New Jersey, Innovativ is an award-winning business systems integrator that specializes in simplifying the computing infrastructure and facilitating secure access, compliance and cost reduction. The company offers a unique line of products and services that provide identity management, business intelligence and data warehousing solutions, with emphasis on the optimization of supporting storage and platform technologies. Innovativ maintains strategic partnerships with leading technology partners, including HP, Oracle, SAS, Sun and Symantec.

About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select vertical markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.

Analysts/Investor Contact:	Martin Ellis
Executive Vice President, Treasurer and
Chief Financial Officer Agilysys, Inc.
561-999-8780
martin.ellis@agilysys.com

Media Contact:	Julie Young
Director, Corporate Communications
Agilysys, Inc.
440-519-8160
julie.young@agilysys.com
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